EX.99.(a) (2)

CERTIFICATE OF AMENDEMENT TO THE CERTIFICATE OF TRUST

of

GOLDMAN SACHS MLP ENERGY RENAISSANCE FUND

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Goldman Sachs MLP Energy Renaissance Fund (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

1. NAME. The name of the statutory trust is Goldman Sachs MLP Energy Renaissance Fund (the “Trust”).

The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following new first enumerated paragraph:

2. NAME. The name of the statutory trust is Goldman Sachs MLP and Energy Renaissance Fund (the “Trust”).

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned, being a Trustee, has duly executed this Certificate in accordance with
Section 3811(a)(2) of the Act.

James A. McNamara, not in his individual capacity but as Trustee

By:	/s/ James A. McNamara
James A. McNamara